EXHIBIT 10.1

ALNYLAM PHARMACEUTICALS, INC.

AMENDED AND RESTATED 2004 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

The purpose of this Amended and Restated Employee Stock Purchase Plan, as amended (the “Plan”) is to provide eligible employees of Alnylam Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and certain of its subsidiaries with opportunities to purchase shares of the Company’s common stock, $0.01 par value (the “Common Stock”). This Plan includes two components: a Code Section 423 Component (the “423 Component”) and a Non-Code Section 423 Component (the “Non-423 Component”). It is the intention of the Company to have the 423 Component qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and shall be interpreted consistent therewith. The provisions of the 423 Component, accordingly, shall be construed so as to extend and limit participation in a uniform and non-discriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of share purchase rights under the Non-423 Component that do not qualify as an “employee stock purchase plan” under Section 423 of the Code. The share purchase rights granted under the Non-423 Component are granted pursuant to rules, procedures or sub-plans adopted by the Company’s Board of Directors (the “Board”) or by a Committee appointed by the Board (the “Committee”) designed to achieve tax, securities laws or other objectives for eligible employees and the Company. Except as otherwise provided herein, the Non-423 Component will be operated and administered in the same manner as the 423 Component.

An aggregate of 1,215,789 shares of Common Stock have been approved for this Plan. This aggregate limit will apply to purchases of Common Stock under either the 423 Component or the Non-423 Component.

1.Administration. The Plan will be administered by the Board or by the Committee. The Board or the Committee has authority to make rules and regulations for the administration of the Plan and its interpretation and decisions with regard thereto shall be final and conclusive. The Board and the Committee will have full and discretionary authority to construe, interpret and apply the terms of the Plan, to adjudicate all disputed claims made under the Plan, to designate separate Plan Periods (as defined below), to designate subsidiaries as participating in the Plan, to determine eligibility, including which subsidiaries shall be Designated Subsidiaries (as defined below) and whether the employees of the Designated Subsidiary shall participate in the 423 Component or the Non-423 Component. Notwithstanding any provision in this Plan to the contrary, the Board or Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Board or the Committee specifically is authorized to adopt rules, procedures and sub-plans, which, for purposes of the Non-423 Component, may be outside the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate, the definition of Compensation (defined in Section 4), handling of payroll deductions, making of contributions to the Plan (including, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, withholding procedures and handling of Common Stock issuances, which may vary according to local requirements.

2.Eligibility. All employees of the Company and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code) designated by the Board or the Committee from time to time (a “Designated Subsidiary”), are eligible to participate in any one or more of the offerings of Purchase Rights (as defined in Section 9) to purchase Common Stock under the Plan provided that:

(a)they are customarily employed by the Company or a Designated Subsidiary for more than twenty (20) hours a week and for more than five (5) months in a calendar year if they are participating in the 423 Component;

(b)they have been employed by the Company or a Designated Subsidiary for at least thirty (30) days prior to enrolling in the Plan;

(c)they are employees of the Company or a Designated Subsidiary on the first day of the applicable Plan Period; and

(d)for purposes of the 423 Component, in the case of an executive officer of the Company or a Designated Subsidiary, they are not considered a “highly compensated individual” within the meaning of Section 414(q) of the Code).

No employee may be granted a Purchase Right hereunder if such employee, immediately after the Purchase Right is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee.

3.Offerings. The Company will make one or more offerings (“Offerings”) to employees to purchase Common Stock under this Plan. Offerings will begin each November 1 or the first business day thereafter (the “Offering Commencement Dates”). Each Offering Commencement Date will begin a twelve-month period (a “Plan Period”) during which payroll deductions will be made and held for the purchase of Common Stock at the end of the Plan Period. The Committee may, at its discretion, decide that an employee may contribute to the Plan by means other than payroll deductions, provided that contributions other than payroll deductions will be permissible only for employees participating in the Non-423 Component. The Board or the Committee also may, at its discretion, choose a different Plan Period of twelve (12) months or less for subsequent Offerings. Notwithstanding any provision in this Plan to the contrary, the first Plan Period shall begin on the later of November 1, 2004 or the first date that the Common Stock is publicly traded following the Company’s IPO (the “IPO Date”), and shall end on October 31, 2005.

4.Participation. An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing (electronically or otherwise) and forwarding a payroll deduction authorization form or other direct contribution form to the employee’s appropriate payroll office at least five (5) business days prior to the applicable Offering Commencement Date (or other period of time determined by the Company).  The payroll deduction authorization form or other direct contribution form will designate the percentage of Compensation withheld or contributed during the Plan Period. Unless an employee files a new form or withdraws from the Plan, his deductions or contributions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect. For the 423 Component, the term “Compensation” means the amount of money reportable on the employee’s Wage and Tax Statement (the "Form W-2"). For the 423 Component, Compensation shall exclude overtime, shift premium, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains on the exercise of Company stock options or stock appreciation rights, amounts imputed in respect of benefit programs and similar items, whether or not shown on the employee’s Form W-2, but including, in the case of salespersons, sales commissions to the extent determined by the Company.

5.Deductions or Contributions. The Company will maintain payroll deduction or contribution accounts for all participating employees. With respect to any Offering made under this Plan, an employee may authorize a payroll deduction or contribution in any dollar amount up to a maximum of 15% of the Compensation he or she receives during the Plan Period or such shorter period during which deductions or contributions are made. The minimum payroll deduction is such percentage of Compensation as may be established from time to time by the Company.

6.Deduction or Contribution Changes. An employee may decrease or discontinue his payroll deductions or contributions once during any Plan Period, by filing a new payroll deduction authorization form or other direct contribution form (electronically or otherwise). However, an employee may not increase his payroll deductions or contributions during a Plan Period. If an employee elects to discontinue his payroll deductions or contributions during a Plan Period but does not elect to withdraw his funds pursuant to Section 8 hereof, funds deducted or contributed prior to his election to discontinue will be applied to the purchase of Common Stock on the Purchase Date (as defined below).

7.Interest. Interest will not be paid on any employee accounts unless otherwise required by local law.

8.Withdrawal of Funds. An employee may at any time prior to the close of business on the last business day in a Plan Period (or other date set by the Company) and for any reason withdraw the balance accumulated in the employee’s account and thereby withdraw from participation in an Offering. Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Plan Period. The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Company.

9.Purchase of Shares. On the Offering Commencement Date of each Plan Period, the Company will grant to each eligible employee who is then a participant in the Plan a purchase right (“Purchase Right”) to purchase on the last business day of such Plan Period (the “Purchase Date”), at the Purchase Price (as defined below) hereinafter provided for, the largest number of whole shares of Common Stock of the Company as does not exceed the number of shares determined by dividing $25,000 by the closing price (as defined below) on the Offering Commencement Date of such Plan Period.

Notwithstanding the above, no employee may be granted a Purchase Right which permits his rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined at the Offering Commencement Date of the Plan Period) for each calendar year in which the Purchase Right is outstanding at any time.

The purchase price for each share of Common Stock purchased will be 85% of the closing price of the Common Stock on (i) the Offering Commencement Date of such Plan Period or (ii) the Purchase Date, whichever closing price shall be less (the “Purchase Price”). Such closing price shall be (a) the closing price on any national securities exchange on which the Common Stock is listed, (b) the closing price of the Common Stock on the NASDAQ Stock Market or (c) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal; provided that, with respect to the first Plan Period, if the first day of such Plan Period is the IPO Date, the closing price of the Common Stock on the first business day of such Plan Period shall be deemed to be the initial public offering price for the Common Stock, as set forth in the final prospectus relating to the IPO. If no sales of Common Stock were made on such a day, the price of the Common Stock for purposes of clauses (a) and (b)

above shall be the reported price for the next preceding day on which sales were made.

Each employee who continues to be a participant in the Plan on the Purchase Date shall be deemed to have exercised his Purchase Right at the Purchase Price on such date and shall be deemed to have purchased from the Company the number of full shares of Common Stock reserved for the purpose of the Plan that his accumulated payroll deductions or contributions on such date will pay for, but not in excess of the maximum number determined in the manner set forth above.

Any balance remaining in an employee’s payroll deduction or contribution account at the end of a Plan Period will be automatically refunded to the employee, except that any balance which is less than the Purchase Price of one share of Common Stock will be carried forward into the employee’s payroll deduction or contribution account for the following Offering, unless the employee elects not to participate in the following Offering under the Plan, in which case the balance in the employee’s account shall be refunded.

10.Issuance of Certificates. Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company’s sole discretion) in the name of a brokerage firm, bank or other nominee holder designated by the employee.  The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares in lieu of issuing stock certificates.

11.Rights on Retirement, Death or Termination of Employment. In the event of a participating employee’s termination of employment prior to the last business day of a Plan Period, no payroll deduction or contribution shall be taken from any pay or contribution due and owing to an employee and the balance in the employee’s account shall be paid to the employee or, in the event of the employee’s death, (a) to a beneficiary previously designated in a manner specified by the Company) or (b) in the absence of such a designated beneficiary, to the executor or administrator of the employee’s estate or (c) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate. If, prior to the last business day of the Plan Period, the Designated Subsidiary by which an employee is employed shall cease to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee shall be deemed to have terminated employment for the purposes of this Plan.

12.No Stockholder Rights. Neither the granting of a Purchase Right to an employee nor the payroll deductions or contributions shall constitute such employee a stockholder of the shares of Common Stock covered by a Purchase Right under this Plan until such shares have been purchased by and issued to him.

13.Rights Not Transferable. Rights under this Plan are not transferable by a participating employee other than under the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

14.Application of Funds. All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose unless otherwise required by local law.

15.Adjustment in Case of Changes Affecting Common Stock. In the event of a subdivision of outstanding shares of Common Stock, or the payment of a dividend in Common Stock, the number of shares approved for this Plan, and the share limitation set forth in Section 9, shall be increased proportionately, and such other adjustment shall be made as may be deemed equitable by the Board or the Committee. In the event of any other change affecting the Common Stock, such adjustment shall be made as may be deemed equitable by the Board or the Committee to give proper effect to such event.

16.Merger. If the Company shall at any time merge or consolidate with another corporation and the holders of the capital stock of the Company immediately prior to such merger or consolidation continue to hold at least a majority by voting power of the capital stock of the surviving corporation (“Continuity of Control”), the holder of each Purchase Right then outstanding will thereafter be entitled to receive at the next Purchase Date upon the exercise of such Purchase Right for each share as to which such Purchase Right shall be exercised the securities or property which a holder of one share of the Common Stock was entitled to upon and at the time of such merger or consolidation, and the Board or the Committee shall take such steps in connection with such merger or consolidation as the Board or the Committee shall deem necessary to assure that the provisions of Section 15 shall thereafter be applicable, as nearly as reasonably may be, in relation to the said securities or property as to which such holder of such Purchase Right might thereafter be entitled to receive thereunder.

In the event of a merger or consolidation of the Company with or into another corporation which does not involve Continuity of Control, or of a sale of all or substantially all of the assets of the Company while unexercised Purchase Rights remain outstanding under the Plan, (a) subject to the provisions of clauses (b) and (c), after the effective date of such transaction, each holder of an outstanding Purchase Right shall be entitled, upon exercise of such Purchase Right, to receive in lieu of shares of Common Stock, shares of such stock or other securities as the holders of shares of Common Stock received pursuant to the terms of such transaction; or (b) all outstanding Purchase Rights may be cancelled by the Board or the Committee as of a date prior to the effective date of any such transaction and all payroll deductions shall be paid out to the participating employees; or (c) all outstanding Purchase Rights may be cancelled by the Board or the Committee as of the effective date of any such transaction, provided that notice of such cancellation shall be given to each holder of a Purchase Right, and each holder of a Purchase Right shall have the right to exercise such Purchase Right in full based on payroll deductions then credited to his account as of a date determined by the Board or the Committee, which date shall not be less than ten (10) days preceding the effective date of such transaction.

17.Amendment of the Plan. The Board may at any time, and from time to time, amend this Plan in any respect, except that (a) if the approval of any such amendment by the stockholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (b) in no event may any amendment be made which would cause the 423 Component of the Plan to fail to comply with Section 423 of the Code.

18.Insufficient Shares. In the event that the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares of Common Stock purchased under previous Offerings under this Plan exceeds the maximum number of shares of Common Stock issuable under this Plan, the Board or the Committee will allot the shares of Common Stock then available on a pro rata basis.

19.Termination of the Plan. This Plan may be terminated at any time by the Board. Upon termination of this Plan all amounts in the accounts of participating employees shall be promptly refunded.

20.Governmental Regulations. The Company’s obligation to sell and deliver Common Stock under this Plan is subject to listing on a national stock exchange or quotation on the NASDAQ (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such Common Stock.

21.Governing Law. The Plan shall be governed by Delaware law except to the extent that such law is preempted by federal law.

22.Issuance of Shares. Common Stock may be issued upon exercise of a Purchase Right from authorized but unissued Common Stock, from Common Stock held in the treasury of the Company, or from any other proper source.

23.Notification upon Sale of Shares. Each employee agrees, by entering the Plan, to promptly give the Company notice of any disposition of Common Stock purchased under the Plan where such disposition occurs within two (2) years after the date of grant of the Purchase Right pursuant to which such Common Stock was purchased.

24.Special Provisions for First Plan Period. If the first day of the first Plan Period is the IPO Date, the following provisions of this Section 24 shall apply with respect to the first Plan Period notwithstanding any provision of the Plan to the contrary:

(a)Every eligible employee shall automatically become a participant in the Plan for the first Plan Period at the highest percentage of Compensation permitted under Section 5. No payroll deductions or contributions shall be required for the first Plan Period; however, a participant may, at any time after the effectiveness of the Plan’s Registration Statement on Form S-8, elect to have payroll deductions or contributions up to the aggregate amount which would have been credited to his account if a deduction or contribution of fifteen percent (15%) of the Compensation which he received on each pay day during the first Plan Period had been made (the “Maximum Amount”) or decline to participate by filing an appropriate subscription agreement.

(b)Upon the automatic exercise of a participant’s Purchase Right on the Purchase Date for the first Plan Period, a participant shall be permitted to purchase Common Stock with (i) the accumulated payroll deductions or contributions in his account, if any, (ii) a direct payment from the participant, or (iii) a combination thereof; provided, however that the total amount applied to the purchase may not exceed the Maximum Amount.

25.Withholding. Each employee shall, no later than the date of the event creating the tax liability, make provision satisfactory to the Board for payment of any taxes required by law to be withheld in connection with any transaction related to Purchase Rights granted to or Common Stock acquired by such employee pursuant to the Plan. The Company or Designated Subsidiary may, to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to an employee.

26.Effective Date and Approval of Stockholders. The Plan originally took effect on the IPO Date. The Board amended and restated the Plan on March 6, 2017. The amended and restated Plan became effective on May 2, 2017 following approval by the stockholders of the Company. The Plan was further amended on December 4, 2018.